Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-238120
Xilinx, Inc.
$750,000,000 2.375% Senior Notes due 2030
May 12, 2020
Term Sheet

Issuer	Xilinx, Inc.

Description of Security	2.375% Senior Notes due 2030

Security Type	Senior Notes

Legal Format	SEC Registered

Trade Date	May 12, 2020

Rating	A3/A- (Moody's / Fitch)*

Settlement Date	May 19, 2020 (T+5)**

Principal Amount	$750,000,000

Maturity Date	June 1, 2030

Interest Payment Dates	Semi-annually on June 1 and December 1 of each year, commencing on December 1, 2020

Coupon	2.375%

Benchmark Treasury	1.500% due February 15, 2030

Benchmark Treasury Price / Yield	107-24 / 0.678%

Spread to Benchmark Treasury	+170 basis points

Yield to Maturity	2.378%

Public Offering Price	99.973% of the principal amount

Optional Redemption	Make-whole call at any time prior to March 1, 2030 at the greater of 100% of the principal amount or a discount rate of Treasury plus 30 basis points. Par call on or after March 1, 2030.

CUSIP Number	983919 AK7

ISIN	US983919AK78

Joint Book-Running Managers	BofA Securities, Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Barclays Capital Inc. Citigroup Global Markets Inc. U.S. Bancorp Investments, Inc.

Co-Managers	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC HSBC Securities (USA) Inc. MUFG Securities Americas Inc. Westpac Capital Markets, LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.
**Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before the date of delivery should consult their advisors.
The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus, the preliminary prospectus supplement and, when available, the final prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-800-718-1649, Wells Fargo Securities, LLC toll-free at 1-800-645-3751, Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.
Term Sheet dated May 12, 2020, to the Preliminary Prospectus Supplement dated May 12, 2020, and the accompanying Prospectus dated May 8, 2020 (together, the “Preliminary Prospectus”) of Xilinx, Inc. The information in this Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. This Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. Financial information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein. This pricing term sheet should be read together with the Preliminary Prospectus, including the documents incorporated by reference therein, before making a decision in connection with an investment in the securities. Capitalized terms used in this Term Sheet but not defined have the meanings given them in the Preliminary Prospectus.

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